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                                                                     Exhibit 3.5


                          CERTIFICATE OF INCORPORATION

                                       OF

                           TEMPUR WORLD HOLDINGS, INC.

1.  Name. The name of the corporation is: Tempur World Holdings, Inc.

2. Registered Office and Agent. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. Capital Stock. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each such shares is Zero Dollars and One Cent ($0.01) amounting in the aggregate to Ten Dollars and No Cents ($10.00).

5. Bylaws. The board of directors is authorized to make, alter or repeal the bylaws of the Corporation.

6. Cumulative Voting. Cumulative voting shall not be allowed in the election of directors.

7.  Incorporator. The name and mailing address of the sole incorporator is:

    Jeff Jefferson, Esq.
    Frost Brown Todd, LLC
    2700 Lexington Financial Center
    250 West Main Street
    Lexington, Kentucky 40507

8. Director Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

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9.  Indemnification. Each person who is or becomes an executive officer or director of the Corporation shall be indemnified and advanced expenses by the Corporation with respect to all threatened, pending or completed actions, suits or proceedings in which that person was, is or is threatened to be made a named defendant or respondent because his is or was a director of executive officer of the Corporation. This Articles obligates the Corporation to indemnify and advance expenses to its executive officers or directors only in connection with proceedings arising from that person's conduct in his official capacity with the Corporation to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which directors and executive officers may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25/th/day of July, 2001.


                                        /s/ Jeff Jefferson
                                        ----------------------------------------
                                        Jeff Jefferson, Sole Incorporator